UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 27, 2018

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

_____________

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA  93257
(Address of principal executive offices)                  (Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2018, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), entered into an employment agreement with each of the executive officers of the Company:  Kevin McPhaill, Chief Executive Officer; Kenneth Taylor, Chief Financial Officer; James Gardunio, Chief Credit Officer; and, Michael Olague, Chief Banking Officer.  The agreements commence on January 1, 2019 and have initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  The agreements specify minimum annual base salaries of $525,000 for Mr. McPhaill, $360,000 for Messrs. Taylor and Gardunio, and $330,000 for Mr. Olague, as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for Messrs. Taylor, Gardunio, and Olague.  The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances.  Each agreement also includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.  See exhibits 99.1 through 99.4 for more detailed information.

The employment agreements automatically terminate in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp.  There is no further obligation on the part of the Company to make any payments or provide any benefits pursuant to an agreement in the event of an automatic termination, except in the case of a change in control of the Company.  In the event of a change in control, the agreements specify that the executive shall receive a cash payment in an amount equal to the executive’s annualized base salary that is in effect during the year the termination occurs, plus his maximum bonus potential for the year.  The executive shall also receive a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for executive’s dependents, for a period of 12 months from the date of termination.

Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company.  If the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the agreements specify that the executive shall receive a cash payment in an amount equal to the executive’s annualized base salary during the year the termination occurs.  The executive shall also receive a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for executive’s dependents, for a period of 12 months from the date of termination.

An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.  The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Kevin McPhaill, dated December 27, 2018
99.2	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Kenneth Taylor, dated December 27, 2018
99.3	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and James Gardunio, dated December 27, 2018
99.4	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Michael Olague, dated December 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2018	SIERRA BANCORP By: /s/ Kenneth R. Taylor Kenneth R. Taylor Executive Vice President & Chief Financial Officer